Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   October 26, 2010

ACME UNITED CORPORATION REPORTS THIRD QUARTER EARNINGS

FAIRFIELD, CONN. – October 26, 2010 – Acme United Corporation (NYSE AMEX:ACU)  today announced that net sales for the third quarter ended September 30, 2010 were $16.1 million compared to $15.3 million in the comparable period of 2009, an increase of 5% (6% local currency).  Operating income for the quarter ended September 30, 2010 was $657,000 compared to $634,000 for the comparable period last year, an increase of 4%. Net income was $612,000, or $.19 per diluted share, for the quarter ended September 30, 2010 compared to $728,000 or $.22 per diluted share for the comparable period last year, a decrease of 16% in net income and 14% in diluted earnings per share.

Third quarter 2009 earnings included pre-tax income of $458,000 due to completion below estimated costs of a major portion of the remediation of the Bridgeport property which was sold in December 2008.  Excluding tax credits in the third quarter of 2010 and the after tax impact of the third quarter 2009 adjustment to the Bridgeport remediation accrual, net income was $510,000 for the quarter ended September 30, 2010 compared to $440,000 for the comparable period last year, an increase of 16%. Diluted earnings per share, as adjusted, would have been $.16 compared to $.13 for the same period in 2009, a 23% increase.

Net sales for the nine months ended September 30, 2010 were $49.8 million, compared to $45.7 million in the same period in 2009, an increase of 9% (8% in local currency).  Operating income for the nine months ended September 30, 2010 was $2,903,000 compared to $2,734,000 in the comparable period last year, an increase of 6%.  Net income for the nine months ended September 30, 2010 was $2,391,000, or $.74 per diluted share compared to $2,111,000, or $.63 per diluted share in the comparable period last year, a 13% increase in net income and 17% in diluted earnings per share.

Net sales for the three and nine months ended September 30, 2010 in the U.S. segment increased 10% and 7%, respectively, compared to the same periods in 2009. Increased U.S. revenues in the three and nine months ended September 30, 2010 were mainly due to higher sales of the iPoint pencil sharpener, and growth with mass market customers.  Net sales in Canada for the three months ended September 30, 2010 were constant in U.S. dollars but declined 5% in local currency. Net sales in Canada for the nine months ended September 30, 2010 increased 9% in U.S. dollars but declined 2% in local currency. Net sales in Europe for the three months ended September 30, 2010 declined 10% in U.S. dollars and 1% in local currency. Third quarter 2010 sales were affected by timing of mass market promotional sales which took place in the prior quarter.  Net sales in Europe for the nine months ended September 30, 2010 increased 22% in U.S. dollars and 29% in local currency. Year to date sales in Europe increased due to growth in the mass and office markets.

Gross margins were 35% in the third quarter of 2010 versus 36% in the comparable period last year. For the first nine months of 2010, gross margins were 37% compared to 37% in the same period in 2009.

The effective tax rate for the first nine months of 2010 was 13% compared to 34% in the same period of 2009.  The tax rate for the nine months ended September 30, 2010 reflects approximately $300,000 of tax benefits due to the Company’s donation of land to the City of Bridgeport, CT in the fourth quarter of 2009.  Approximately $100,000 of tax benefits were recorded in the third quarter 2010 from the donation.

The Company’s bank debt less cash and equivalents on September 30, 2010 was $8.2 million compared to $2.8 million on September 30, 2009.  During the 12 month period ended September 30, 2010, Acme purchased 250,000 shares of its common stock for approximately $2.4 million and paid $630,000 in dividends. Accounts receivables increased by $3.0 million compared to September 30, 2009, due to higher sales. The company increased inventory in preparation for sales in 201l.

Walter C. Johnsen, Chairman and CEO said, “We are making progress in the U.S. office and mass markets.  Our iPoint pencil sharpeners continue to gain share.  Acme United’s proprietary micro ceramic non-stick coatings are broadening the reach of our scissors and other cutting devices.”

Mr. Johnsen added that net debt is expected to drop as back to school accounts receivable are collected in the fourth quarter.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2010
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2010	September 30, 2009

Net sales	$16,083	$15,269
Cost of goods sold	10,426	9,771
Gross profit	5,657	5,498
Selling, general, and administrative expenses	5,000	4,864
Income from operations	657	634
Interest expense	86	38
Interest income	(39)	(31)
Net interest expense	47	7
Other income	3	461
Total other expense (income)	44	(454)
Pre-tax income	613	1,088
Income tax expense	1	360
Net income	$612	$728

Shares outstanding - Basic	3,111	3,290
Shares outstanding - Diluted	3,192	3,353

Earnings per share basic	$0.20	$0.22
Earnings per share diluted	0.19	0.22

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2010 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2010	September 30, 2009

Net sales	$49,789	$45,727
Cost of goods sold	31,468	28,827
Gross profit	18,321	16,900
Selling, general, and administrative expenses	15,418	14,166
Income from operations	2,903	2,734
Interest expense	217	124
Interest income	(112)	(97)
Net interest expense	105	27
Other expense (income)	36	(480)
Total other expense (income)	141	(453)
Pre-tax income	2,762	3,187
Income tax expense	371	1,076
Net income	$2,391	$2,111

Shares outstanding - Basic	3,147	3,318
Shares outstanding - Diluted	3,218	3,362

Earnings per share basic	$0.76	$0.64
Earnings per share diluted	0.74	0.63

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2010
(Unaudited)

Amounts in $000's	September 30, 2010	September 30, 2009

Assets:
Current assets:
Cash and cash equivalents	$7,232	$6,599
Accounts receivable, net	14,943	11,846
Inventories	19,972	17,850
Prepaid and other current assets	1,174	1,207
Total current assets	43,321	37,502

Property and equipment, net	2,126	2,159
Long term receivable	1,852	1,905
Other assets	2,471	2,505
Total assets	$49,769	$44,071

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$4,490	$3,305
Other current liabilities	2,925	4,680
Bank debt	-	9,324
Total current liabilities	7,414	17,308
Bank debt	15,420	-
Other non current liabilities	1,721	1,990
	24,555	19,299
Total stockholders' equity	25,213	24,772
Total liabilities and stockholders' equity	$49,769	$44,071